MONTHLY REPORT - SEPTEMBER, 2007

                            Providence Select Fund, LP
              The net asset value of a unit as of September 30, 2007
                   was $ 846.47, up 1.9% from $ 830.55 per unit
                               as of August 31, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (2,706.762 units)at            $ 2,248,095.58          2,000.00
   August 31, 2007
Addition of 273.801 units on September 1,          227,404.93      2,962,293.12
   2007
Redemption of 15.264 units on September 30,        (12,920.52)       (27,288.47)
   2007
Net Income (Loss)                                   47,453.84       (426,970.82)
                                               ---------------     -------------
Ending Net Asset Value (2,965.299 units)      $  2,510,033.83      2,510,033.83
   on September 30, 2007                      ===============     =============
Net Asset Value per Unit at                   $        846.47
September 30, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $(117,855.86)    (286,761.38)

      Change in unrealized gain (loss) on open       187,613.11       60,461.48
         contracts

   Interest income                                     6,271.36       44,209.26
                                                   =============    ============
Total: Income                                         76,028.61     (182,090.64)
Expenses:
   Brokerage commissions                              11,673.38       62,380.09

   Operating expenses                                  4,732.81        95,490.93

   Incentive fee                                             0        26,850.72

   Management fee                                      4,863.91       25,878.53

   Continuing service fee                              7,304.67       34,279.91

   Organizational & offering expenses                        0               0
                                                  --------------    ------------
Total: Expenses                                       28,574.77      244,880.18
                                                  ==============    ============
Net Income (Loss) - September, 2007              $    47,453.84    (426,970.82)



                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP